Exhibit 99.1

 MENTOR INCREASES SHARE REPURCHASE PROGRAM TO
5 MILLION SHARES; FORMS 10b5-1 PLAN

SANTA BARBARA, California, June 22, 2006 - Mentor Corporation (NYSE:MNT), a leading supplier of aesthetic medical products in the United States and internationally, today announced that its Board of Directors increased the number of shares of Mentor common stock authorized for repurchase under the Company's program from 3.3 million to 5.0 million shares.

In addition, Mentor announced that it has entered into a repurchase plan under Rule 10b5-1 and compliant with Rule 10b-18 (the "Plan").  Repurchases under the Plan will commence no earlier than the third trading day after the Company's announcement of its financial results for the three months ending June 30, 2006.  Repurchases under the Plan will not exceed $166 million in total repurchases (subject also to the 5.0 million shares limitation), consistent with the limitations set forth in the Company's credit agreement, as amended.  The amended credit agreement also allows for further repurchase of the Company's equity securities during any four consecutive quarters in an amount limited to its consolidated net income, less dividends paid, for the four most recent trailing quarters.  The timing of purchases and the exact number of shares to be purchased under the Plan will depend on market conditions.  The repurchase program and the Plan may be suspended or discontinued at any time.

"We continue to focus on balancing our strategy for long-term growth while at the same time providing appropriate returns for our shareholders," commented Joshua H. Levine, President and Chief Executive Officer of Mentor Corporation.  "I am pleased that we have the financial flexibility to pay one of the highest dividends in our sector and increase our share repurchase program while at the same time having the ability to pursue opportunities to enhance our long-term success."

To date, in calendar year 2006 Mentor has repurchased approximately 3.0 million shares of Mentor common stock at a weighted average price of $42.33.  The Company had approximately 41.3 million shares outstanding as of June 11, 2006.

About Mentor Corporation
Founded in 1969, Mentor Corporation is a leading supplier of medical products for the global healthcare market.  The Company develops, manufactures and markets innovative, science-based products for the aesthetics, urologic specialties and clinical and consumer healthcare markets around the world.  The Company's website is www.mentorcorp.com.

Safe Harbor Statement
All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us.  Forward-looking statements in this press release include those statements related to the Company's announcement that it may repurchase its shares in the future and its intent to pursue opportunities to enhance Mentor's long-term success.  These forward-looking statements speak only as of the date hereof and are based upon the information available to us at this time.  Such information is subject to change, and we will not necessarily inform you of such changes.  These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict such as stock market conditions, Mentor's ability to continue to comply with the covenants in its credit agreement and the identification and negotiation of transactions with potential strategic partners.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.

The Securities and Exchange Commission filings of Mentor, including, without limitation, its Annual Report on Form 10-K and recent Current Reports on Form 8-K, discuss important risk factors that could contribute to such differences or otherwise affect its business, results of operations and financial condition.  Mentor undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Contact:

Mentor Corporation
Peter R. Nicholson
Vice President, Corporate Development
(805) 879-6082

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